Exhibit 10.1

AETHLON MEDICAL, INC.

AMENDMENT NO. 2 TO
EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment No. 2 to Executive Employment Agreement (this “Amendment”) is made and entered into as of September 11, 2026 (the “Amendment Effective Date”), by and between James B. Frakes (“Employee”) and Aethlon Medical, Inc., a Nevada corporation (the “Company”). The Company and Employee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.	The Company and Employee are parties to that certain Executive Employment Agreement dated as of December 12, 2018, as amended by Amendment No. 1 to Executive Employment Agreement effective as of November 7, 2023 (as so amended, the “Employment Agreement”).

B.	Section 13.4 of the Employment Agreement provides that the Employment Agreement may be modified or amended in a writing signed by Employee and a duly authorized member of the Board of Directors of the Company (the “Board”).

C.	The Company and Employee desire to amend the Employment Agreement solely to provide that, if a Change in Control is consummated and Employee is required to resign or Employee’s employment is terminated concurrently therewith under circumstances entitling Employee to Severance Benefits under Section 8.2, the Severance Payments and health care continuation payments otherwise payable under the Employment Agreement will be paid in single lump sums, and the lump sum health care continuation payment will not thereafter be subject to reduction, cessation, forfeiture, recoupment or repayment based on Employee’s subsequent health coverage or COBRA eligibility.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:

1. Lump Sum Payment of Severance Payments in Connection with Change in Control.

The following new Section 8.2.1(a) is hereby added to the Employment Agreement immediately following Section 8.2.1:

“(a) Lump Sum Payment in Connection with Change in Control. Notwithstanding the foregoing provisions of this Section 8.2.1 to the contrary, if a Change in Control is consummated and, concurrently with such consummation, Employee is required to resign or Employee’s employment is terminated under circumstances giving rise to Employee’s entitlement to the Severance Payments under Section 8.2, then, in lieu of paying the Severance Payments in installments on the Company’s regular payroll schedule, the Company shall pay the Severance Payments to Employee in a single lump sum. The amount of the lump sum payment shall equal the aggregate Severance Payments that would otherwise be payable to Employee under Section 8.2.1. Subject to Sections 9 and 10, such lump sum payment shall be made on the first regular payroll date following the Release Effective Date.

For purposes of this Section 8.2.1(a), a ‘Change in Control’ means: (i) the consummation of a merger, consolidation, reorganization or other business combination involving the Company following which the stockholders of the Company immediately prior to such transaction do not own, directly or indirectly, more than fifty percent (50%) of the outstanding voting power of the surviving or resulting entity (or its ultimate parent entity) immediately following such transaction; or (ii) the consummation of a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company.”

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2. Lump Sum Payment of Health Care Continuation Coverage Payments in Connection with Change in Control.

The following new Section 8.2.2(a) is hereby added to the Employment Agreement immediately following Section 8.2.2:

"(a) Lump Sum Payment in Connection with Change in Control. Notwithstanding the foregoing provisions of this Section 8.2.2 to the contrary, if a Change in Control (as defined in Section 8.2.1(a)) is consummated and, concurrently with such consummation, Employee is required to resign or Employee’s employment is terminated under circumstances giving rise to Employee’s entitlement to the health care continuation payments under this Section 8.2.2, then, in lieu of paying the COBRA Premiums directly to the applicable carrier over the COBRA Premium Period, or paying any Special Cash Payment in installments, as applicable, the Company shall pay Employee a single lump sum cash payment equal to the aggregate COBRA Premiums (or Special Cash Payment amount, as applicable) that would otherwise be payable for the entire COBRA Premium Period. Subject to Sections 9 and 10, such lump sum payment shall be made on the first regular payroll date following the Release Effective Date, concurrently with the lump sum payment of the Severance Payments under Section 8.2.1(a). Once payable, the amount of such lump sum payment shall be fixed and shall not be reduced, terminated, forfeited, recouped or required to be repaid as a result of Employee subsequently becoming eligible for or obtaining group health insurance coverage through a new employer or otherwise ceasing to be eligible for COBRA continuation coverage during the COBRA Premium Period.”

3. No Other Changes.

Except as expressly amended by this Amendment, the Employment Agreement remains unmodified and in full force and effect. Without limiting the foregoing, this Amendment does not alter the amount or calculation of the Severance Payments or the health care continuation payments, or the circumstances under which Employee becomes eligible for the Severance Benefits under Section 8.2 or the Release Requirement under Section 9 or any other benefit payable under the Employment Agreement..

4. Section 409A.

This Amendment is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be interpreted and administered consistently with that intent. Section 10 of the Employment Agreement remains in full force and effect and applies to all payments made pursuant to this Amendment.

5. Conflicts.

In the event of any conflict between the terms of this Amendment and the terms of the Employment Agreement, the terms of this Amendment shall control with respect to the subject matter addressed herein.

6. Governing Law; Counterparts.

This Amendment shall be governed by the laws of the State of California, consistent with the Employment Agreement, and may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Facsimile and electronic signatures shall have the same force and effect as original signatures.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Effective Date.

AETHLON MEDICAL, INC.

By: _/s/Steven La Rosa_________________________________
Name: Steven LaRosa
Title: Chief Medical Officer

EMPLOYEE

/s/James B. Frakes_____________________________________

James B. Frakes

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